Exhibit 6.11

ROYALTY SHARING AGREEMENT AMENDMENT

MUSICOW US VOL I

THIS AMENDMENT (herein the “AMENDMENT”) made this 13 day of  June, 2025, to THE ROYALTY SHARING AGREEMENT (herein the “ROYALTY SHARING AGREEMENT”) dated as of the 3rd day of March 2025 by and between Musicow IP US, LLC, a Delaware limited liability company, with offices at 345 North Maple Drive, Suite 210, Beverly Hills, California 90210 (“Musicow IP”), Musicow US Vol. I, LLC, a Delaware series limited liability company, with offices at 345 North Maple Drive, Suite 210, Beverly Hills, California 90210 ( “Musicow US Vol. I”), and Musicow Asset US, LLC, a Delaware limited liability company, with offices at 345 North Maple Drive, Suite 210, Beverly Hills, California 90210 (“Musicow Asset”) (each, a Party and collectively, the “Parties”).

1.1 The Parties acknowledge and agree that Exhibit A annexed hereto and incorporated herein by this reference correctly and completely sets forth, additional Copyrights with respect to which the Royalty Stream and the Royalty Shares shall be subject to THE ROYALTY SHARING AGREEMENT, including: (i) the full title of each Work included in the Copyrights producing the Royalty Stream, (ii) The Performing Artist, (iii) the ISWC/ISRC, as applicable, (iv) the type of copyright, (v) the Artist ownership percentage, (vi) Musicow IP’s existing percentage ownership of each such Copyright regarding the Royalty Stream with respect to which Musicow US Vol. I and Musicow Asset are being granted certain rights and undertaking certain obligations pursuant to the terms of THE ROYALTY SHARING AGREEMENT, and (vii) the Copyright Registration Number, if available.

1.2 The Parties agree that (i) the defined terms used here are as defined in THE ROYALTY SHARING AGREEMENT, and (ii) THE ROYALTY SHARING AGREEMENT otherwise remains in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth above.

FOR MUSICOW US VOL. I, LLC as the Company Manager

BY:	/s/ Paul Baik
Name:	Paul Baik
Title:	Manager

6/13/2025
Date fully executed

FOR MUSICOW IP US, LLC

BY:	/s/ Marcus Sanchez
Name:	Marcus Sanchez
Title:	Manager

6/13/2025
Date fully executed

FOR MUSICOW ASSET US, LLC

BY:	/s/ Paul Baik
Name:	Paul Baik
Title:	Manager

6/13/2025
Date fully executed

EXHIBIT A

(The Works Subject to the Copyrights)

Title of Work	Artist	ISWC/ISRC	Type of Work- Master/Musical Composition	Artist Ownership interest in the Copyright	Royalty Shares: Percentage to be Transferred to Musicow US Vol. I	Copyright Registration Number
Playing With Fire	Travis Garland	TCAIB2476056	Master	100%	80%
Tumbleweeds	Travis Garland	TCAID2409076	Master	100%	80%
Santana	Travis Garland	TCAIF2476610	Master	100%	49%
Sportscar	Travis Garland	TCAJN2580152	Master	100%	80%
Bang Bang (My Baby Shot Me Down) (Acoustic)	Travis Garland	TCAJN2580168	Master	100%	80%
Closer	Travis Garland	TCAJN2580195	Master	100%	80%
Vino	Travis Garland	TCAJN2580252	Master	100%	80%
Promise Land	Travis Garland	TCAFM2166190	Master	100%	80%
Cowboys + Indians	Travis Garland	TCAJN2580340	Master	100%	80%
Wild Horses	Travis Garland	TCAJM2586395	Master	100%	80%
Leeway	Blaq Tuxedo	TCAJF2507775	Master	100%	40%
Better Off	Blaq Tuxedo	TCAJN2592915	Master	100%	40%
A Lot	Blaq Tuxedo	TCAJM2592952	Master	100%	40%
Anything Goes	Blaq Tuxedo	TCAJM2592967	Master	100%	40%
Slide	Blaq Tuxedo	TCAJN2593011	Master	100%	40%
Fake Happy	Blaq Tuxedo	TCAJM2593028	Master	100%	40%
Type Shit	Blaq Tuxedo feat. Mike Jay	TCAJM2593156	Master	100%	40%
Never Over	Blaq Tuxedo	TCAJM2593222	Master	100%	40%
Should’ve Seen It	Blaq Tuxedo	TCAJM2593251	Master	100%	40%
Travis Porter	Blaq Tuxedo	TCAJN2593285	Master	100%	40%